EXHIBIT 9.2(d)



                                                                          [DATE]



HEALTHSOUTH Corporation
Two Perimeter Park South
Suite 224W
Birmingham, Alabama 35243

                           Re:      Plan and Agreement of Merger Among
                                    HEALTHSOUTH Corporation,
                                    Warwick Acquisition Corporation
                                    and ReadiCare, Inc.

Gentlemen:

         We have acted as legal counsel for ReadiCare, Inc., a Delaware corporation ("ReadiCare"), in connection with the transactions contemplated by that certain Agreement and Plan of Merger (the "Plan of Merger"), dated as of September 11, 1996, by and among HEALTHSOUTH Corporation, a Delaware corporation, Warwick Acquisition Corporation, a Delaware corporation, and ReadiCare. The Plan of Merger, along with the other documents evidencing the transactions contemplated by the Plan of Merger, are referred to collectively as the "Merger Documents".

         This opinion is being delivered pursuant to the Plan of Merger. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan of Merger.

         In connection with the preparation of this opinion, we have examined executed originals of the following documents:

                  (a)    the Merger Documents; and

                  (b) the charter documents and bylaws of ReadiCare in effect as of the date hereof.

         We have also examined such other documents, certificates of public officials and officers of ReadiCare, records and matters of law as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. Further, our review of matters of law has been limited to the laws of the State of California, the laws of the State of Delaware referred to herein and the Federal laws of the United States in effect as of the date hereof.

         Based upon the foregoing, and subject to the limitations hereinafter set forth, we are of the opinion that:

HEALTHSOUTH Corporation
[Date]
Page 2





         1. ReadiCare has been duly incorporated and is validly existing as a corporation in good standing under the General Corporation Law of the State of Delaware (the "DGCL").

         2. ReadiCare has full corporate power to execute and deliver the Plan of Merger and to consummate the transactions contemplated thereby.

         3. The Plan of Merger has been duly authorized and executed by ReadiCare, and the Plan of Merger constitutes the valid and binding obligation of ReadiCare, enforceable against ReadiCare in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

         4. The execution and delivery of the Plan of Merger by ReadiCare did not, and the consummation of the transactions therein contemplated by ReadiCare does not, constitute a breach or violation of, or a default under, any federal law, rule or regulation of the United States or under any law, rule or regulation of California or under the DGCL or, to our knowledge, any court order, judgment or decree of any governmental or regulatory body of the United States or of Delaware or California, in each case, to which ReadiCare is subject or by which any of its material properties or assets are bound or affected, or require any consent or approval of any other party under any federal law, rule or regulation of the United States or under any law, rule or regulation of California or Delaware to which ReadiCare is subject, except for required approvals under the federal securities laws, under the state securities or blue sky laws, and under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and except under laws, rules and regulations relating to the operation, regulation, licensing, and accreditation of health care facilities, as to which we express no opinion, which breach, violation or default would have a material adverse effect on ReadiCare and the ReadiCare Subsidiaries and the ReadiCare Other Entities, taken as a whole.

         This opinion is furnished to you by this Firm as legal counsel for ReadiCare, solely for your benefit in connection with the transactions contemplated by the Plan of Merger, upon the understanding that we are not hereby assuming any professional responsibility to any other person whatsoever and that this opinion may not be used for any other purpose whatsoever.

                                        Very truly yours,

                                        McINTYRE, BORGES & BURNS


                                        By
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